NEWS RELEASE
CONTACT:	1775 Eye Street, NW
Tejal R. Engman	Washington, DC 20006
Director of Investor Relations	Tel 202-774-3200
E-Mail: tengman@washreit.com	Fax 301-984-9610
www.washreit.com

October 22, 2015

WASHINGTON REAL ESTATE INVESTMENT TRUST ANNOUNCES THIRD QUARTER FINANCIAL AND OPERATING RESULTS
Company Posts Significant Quarter over Quarter FFO Growth and Announces 216th Consecutive Quarterly Dividend
Washington Real Estate Investment Trust (“Washington REIT” or the “Company”) (NYSE: WRE), a leading owner and operator of commercial and multifamily properties in the Washington, DC area, reported financial and operating results today for the quarter ended September 30, 2015:

Third Quarter 2015 Highlights

•	Generated Core Funds from Operations (FFO) of $0.45 per fully diluted share for the third quarter, a $0.03 increase over second quarter of 2015 and a $0.02 increase over third quarter of 2014

•	Maintained same-store portfolio occupancy of 92.4%, while increasing overall portfolio occupancy by 70 basis points over second quarter 2015 to 90.7%

•
Executed new and renewal commercial leases totaling 412,000 square feet, the Company's strongest quarterly leasing performance this year, with new leases delivering an average rental rate increase of 28.5% over in-place rents

•	Acquired The Wellington, a 711-unit apartment community with the opportunity to renovate approximately 680 units and on-site density to develop approximately 360 additional units, for $167.0 million

•	Subsequent to quarter end, sold Munson Hill Towers, a 279 unit Class B apartment building located in Falls Church, Virginia, for $57.1 million

•	Tightened the 2015 Core FFO guidance range to $1.68 to $1.70 from $1.68 to $1.72 per fully diluted share, lowering the mid-point by one cent per share to $1.69

"We are pleased with the strength of our leasing performance this quarter, particularly in office, where leasing increased by more than 120% over the second quarter and by almost 250% year over year. Moreover, we have generated strong leasing momentum at the three assets in our portfolio with the greatest lease-up potential, Silverline Center, The Maxwell and 1775 Eye Street," said Paul T. McDermott, President and Chief Executive Officer. "We believe our increased leasing velocity will further drive our occupancy, which continues to outperform in most of our sub-markets. We are further encouraged by the strength we are seeing in office-using job growth in our region and by the increased prospects for a recovery in the Washington Metro Area."

Financial Highlights

Core Funds from Operations(1) was $31.0 million, or $0.45 per diluted share, for the quarter ended September 30, 2015, compared to $28.5 million, or $0.43 per diluted share, for the corresponding prior year period. Further detail will be provided by management on the earnings call.

FFO for the quarter ended September 30, 2015 was $29.9 million, or $0.44 per diluted share, compared to $28.0 million, or $0.42 per diluted share, for the corresponding prior year period.

Net income attributable to the controlling interests for the quarter ended September 30, 2015 was $0.6 million, or $0.01 per diluted share, compared to $3.7 million, or $0.05 per diluted share, for the corresponding prior year period.

Washington Real Estate Investment Trust

Operating Results

The Company's overall portfolio NOI(2) was $50.1 million for the quarter ended September 30, 2015, compared to $47.5 million in the corresponding prior year period. Overall portfolio physical occupancy for the third quarter was at 90.7%, compared to 90.7% at the end of the third quarter last year and 90.0% at the end of the second quarter 2015.

Same-store(3) portfolio physical occupancy for the third quarter of 2015 was 92.4%, compared to 92.6% at September 30, 2014 and 92.4% at the end of the second quarter 2015. Same-store portfolio cash NOI for the third quarter increased by 0.2% while NOI declined by 1.0%, compared to the corresponding prior year period.

▪
Office: 54% of Total NOI - Office properties' same-store cash NOI increased by $573,000 or 2.2%, and NOI decreased by $43,000 or (0.2%), compared to the corresponding prior year period. Rental rate growth was 0.9% while same-store physical occupancy increased 10 basis points over last year to 90.8%.

▪
Retail: 24% of Total NOI - Retail properties' same-store cash NOI decreased by $394,000 or (3.4%) and NOI decreased by $285,000 or (2.5%), compared to the corresponding prior year period, primarily driven by a full-quarter impact of known tenant move-outs that have been re-leased with rents expected to commence in mid-2016. Rental rates increased 3.2% while same-store physical occupancy decreased 10 basis points over last year to 94.3%, which included short-term seasonal rentals of space. Retail was 94.2% leased as of September 30, 2015.

▪
Multifamily: 22% of Total NOI - Multifamily properties' same-store cash NOI decreased by $103,000 or (1.2%) and NOI decreased by $116,000 or (1.3%) respectively, compared to the corresponding prior year period. Rental rates declined (2.1%) while same-store physical occupancy decreased 80 basis points over last year to 93.4%. Multifamily deliveries in the region, despite record-setting absorption, continue to create a highly competitive market landscape.

Leasing Activity

During the third quarter, Washington REIT signed commercial leases totaling 412,000 square feet, including 167,000 square feet of new leases and 245,000 square feet of renewal leases, as follows (all dollar amounts are on a per square foot basis):

	Square Feet	Weighted Average Term (in years)	Weighted Average Rental Rates	Weighted Average Rental Rate % Increase	Tenant Improvements	Leasing Commissions and Incentives
New:
Office	93,000	6.8	$36.46	31.6%	$51.14	$48.79
Retail	74,000	10.2	27.61	23.7%	70.46	22.26
Total	167,000	8.3	32.55	28.5%	59.68	37.05

Renewal:
Office	192,000	2.8	$31.37	(11.0)%	$3.03	$3.89
Retail	53,000	4.4	26.63	14.7%	0.68	2.25
Total	245,000	3.1	30.34	(7.0)%	2.52	3.53

Office renewal spreads were significantly negatively impacted by one anomalous, short-term lease renewal, excluding which, average rental rates for office lease renewals increased by 1.4%.

Dispositions

On September 9, 2015, Washington REIT sold its interest in a parcel of land (1225 First Street) in Alexandria, Virginia, for $14.5 million.

Washington Real Estate Investment Trust

On October 21, 2015, Washington REIT sold Munson Hill Towers, a 258,000 square foot Class B high-rise of 279 units located in Falls Church, Virginia, for $57.1 million, or approximately $204,480 per unit. The sale is structured as part of a reverse-1031 exchange in connection with the acquisition of The Wellington, which the Company acquired in the third quarter of 2015.

Earnings Guidance

Management is tightening the 2015 Core FFO guidance range to $1.68 to $1.70 from $1.68 to $1.72 per fully diluted share, lowering the mid-point by one cent per share to $1.69. The following assumptions are incorporated into the tightened guidance range:

•	Same-store NOI growth is projected to range from 0% to 1%

•	Same-store office NOI growth is projected to range from 1% to 1.5%, excluding the redevelopment project at Silverline Center

•	Silverline Center is expected to contribute NOI of $0.06 to $0.07 per share in the current year and to stabilize in 2016

•	Same-store multifamily NOI growth is projected to range from a little over (1)% at the bottom end to 0%

•	The Maxwell development is expected to contribute NOI of $0.01 in 2015. The Maxwell is expected to stabilize by the end of 2015

•
Same-store retail NOI growth is projected to range from (2)% to (1)% primarily due to adverse weather-related expenses at the beginning of the year, and second quarter move-outs that have now been re-leased with commencements expected by mid-2016

•	Following the acquisition of The Wellington, our guidance does not anticipate closing any additional acquisitions in 2015 although we will continue to underwrite value-add acquisition opportunities

•
Dispositions for 2015 are expected to total approximately $140 million. One parcel of land that was scheduled for sale this year is now expected to close in the second quarter of 2016. We continue to prepare additional legacy assets for potential sale over the next 15 months

•	General and administrative expense remains projected to range from $19 to $20 million excluding acquisition costs, severance and relocation expense

•	Interest expense is projected to be approximately $60 million

Washington REIT's 2015 Core FFO guidance is also based on a number of other factors, many of which are outside its control and all of which are subject to change. Washington REIT may change its guidance during the year as actual and anticipated results vary from these assumptions.

Capital Update

On September 15, 2015, Washington REIT entered into a five and a half year $150 million unsecured term loan maturing on March 15, 2021 by exercising a portion of the accordion feature under its existing unsecured credit facility. The term loan proceeds were used to repay amounts outstanding on the credit facility. Washington REIT entered into interest rate swaps to swap from a LIBOR plus 110 basis points floating interest rate to a 2.72% all-in fixed interest rate commencing October 15, 2015. The term loan fits well on Washington REIT's debt maturity ladder and provides the Company with greater flexibility to accelerate legacy asset sales.

Dividends

On September 30, 2015, Washington REIT paid a quarterly dividend of $0.30 per share.

Washington REIT announced today that its Board of Trustees has declared a quarterly dividend of $0.30 per share to be paid on January 5, 2016 to shareholders of record on December 22, 2015. The Company has typically paid its fourth quarter dividend during the month of December. Going forward the Company expects the payment date of its fourth quarter dividend to occur in early January of the following year.

Washington Real Estate Investment Trust

Conference Call Information

The Conference Call for Third Quarter Earnings is scheduled for Friday, October 23, 2015 at 11:00 A.M. Eastern time. Conference Call access information is as follows:

USA Toll Free Number:            1-877-407-9205
International Toll Number:        1-201-689-8054

The instant replay of the Conference Call will be available until November 6, 2015 at 11:59 P.M. Eastern time. Instant replay access information is as follows:

USA Toll Free Number:            1-877-660-6853
International Toll Number:        1-201-612-7415
Conference ID:                13599954

The live on-demand webcast of the Conference Call will be available on the Investor section of Washington REIT's website at www.washreit.com. On-line playback of the webcast will be available for two weeks following the Conference Call.

About Washington REIT

Washington REIT is a self-administered, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. Washington REIT owns a diversified portfolio of 55 properties, totaling approximately 7 million square feet of commercial space and 3,258 multifamily units, and land held for development. These 55 properties consist of 25 office properties, 17 retail centers and 13 multifamily properties. Washington REIT shares are publicly traded on the New York Stock Exchange (NYSE:WRE).
Note: Washington REIT's press releases and supplemental financial information are available on the Company website at www.washreit.com or by contacting Investor Relations at (202) 774-3200.
Certain statements in our earnings release and on our conference call are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements in this earnings release preceded by, followed by or that include the words “believe,” “expect,” “intend,” “anticipate,” “potential,” “project,” “will” and other similar expressions. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, the potential for federal government budget reductions, changes in general and local economic and real estate market conditions, the timing and pricing of lease transactions, the availability and cost of capital, fluctuations in interest rates, tenants' financial conditions, levels of competition, the effect of government regulation, the impact of newly adopted accounting principles, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2014 Form 10-K and subsequent Quarterly Reports on Form 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

(1) Funds From Operations (“FFO”) - The National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) defines FFO (April, 2002 White Paper) as net income (computed in accordance with generally accepted accounting principles (“GAAP”)) excluding gains (or losses) associated with sales of property, impairment of depreciable real estate and real estate depreciation and amortization. FFO is a non-GAAP measure and does not replace net income as a measure of performance or net cash provided by operating activities as a measure of liquidity. We consider FFO to be a standard supplemental measure for equity real estate investment trusts (“REITs”) because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which historically assumes that the value of real estate assets diminishes predictably over time. Since real estate values have instead historically risen or fallen with market conditions, we believe that FFO more accurately provides investors an indication of our ability to incur and service debt, make capital expenditures and fund other needs.

Core Funds From Operations (“Core FFO”) is calculated by adjusting FFO for the following items (which we believe are not indicative of the performance of Washington REIT's operating portfolio and affect the comparative measurement of Washington REIT's operating performance over time): (1) gains or losses on extinguishment of debt, (2) expenses related to acquisition and structuring activities, (3) executive transition costs and severance expense related to corporate reorganization and related to executive retirements or resignations, (4) property impairments not already excluded from FFO, as appropriate, and (5) relocation expense. These items can vary greatly from period to period, depending upon the volume of our acquisition activity and debt retirements, among other factors. We believe that by excluding these items, Core FFO serves as a useful, supplementary measure of Washington REIT's ability to incur and service debt and to distribute dividends to its shareholders. Core FFO is a non-GAAP and non-standardized measure and may be calculated differently by other REITs.

(2) Net Operating Income (“NOI”), defined as real estate rental revenue less real estate expenses, is a non-GAAP measure. NOI is calculated as net income, less non-real estate revenue and the results of discontinued operations (including the gain on sale, if any), plus interest expense,

Washington Real Estate Investment Trust

depreciation and amortization, general and administrative expenses, acquisition costs and real estate impairment. We also present NOI on a cash basis ("cash NOI") which is calculated as NOI less the impact of straight-lining of rent and amortization of market intangibles. We provide NOI as a supplement to net income calculated in accordance with GAAP. As such, it should not be considered an alternative to net income as an indication of our operating performance. It is the primary performance measure we use to assess the results of our operations at the property level.

(3) For purposes of evaluating comparative operating performance, we categorize our properties as “same-store” or “non-same-store”. A same-store property is one that was owned for the entirety of the periods being evaluated and excludes properties under redevelopment or development and properties purchased or sold at any time during the periods being compared. A non-same-store property is one that was acquired, under redevelopment or development, or placed into service during either of the periods being evaluated. We define redevelopment properties as those for which we expect to spend significant development and construction costs on existing or acquired buildings pursuant to a formal plan which has a current impact on operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. Properties under redevelopment or development are included within the non-same-store properties beginning in the period during which redevelopment or development activities commence. Redevelopment and development properties are included in the same-store pool upon completion of the redevelopment or development, and the earlier of achieving 90% occupancy or two years after completion.

(4) Funds Available for Distribution (“FAD”) is a non-GAAP measure. It is calculated by subtracting from FFO (1) recurring expenditures, tenant improvements and leasing costs, that are capitalized and amortized and are necessary to maintain our properties and revenue stream (excluding items contemplated prior to acquisition or associated with development / redevelopment of a property) and (2) straight line rents, then adding (3) non-real estate depreciation and amortization, (4) non-cash fair value interest expense and (5) amortization of restricted share compensation, then adding or subtracting the (6) amortization of lease intangibles, (7) real estate impairment and (8) non-cash gain/loss on extinguishment of debt, as appropriate. FAD is included herein, because we consider it to be a measure of a REIT’s ability to incur and service debt and to distribute dividends to its shareholders. FAD is a non-GAAP and non-standardized measure, and may be calculated differently by other REITs.

Physical Occupancy Levels by Same-Store Properties (i) and All Properties
	Physical Occupancy
	Same-Store Properties		All Properties
	3rd QTR	3rd QTR	3rd QTR	3rd QTR
Segment	2015	2014	2015	2014
Multifamily	93.4%	94.2%	92.3%	94.3%
Office	90.8%	90.7%	87.8%	87.1%
Retail	94.3%	94.4%	94.4%	94.4%

Overall Portfolio	92.4%	92.6%	90.7%	90.7%

(i) Same-store properties include all stabilized properties that were owned for the entirety of the current and prior reporting periods, and exclude properties under redevelopment or development and properties purchased or sold at any time during the periods being compared. We define redevelopment properties as those for which we expect to spend significant development and construction costs on existing or acquired buildings pursuant to a formal plan which has a current impact on operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. Redevelopment and development properties are included in the same-store pool upon completion of the redevelopment or development, and the earlier of achieving 90% occupancy or two years after completion. For Q3 2015 and Q3 2014, same-store properties exclude:

Multifamily Acquisition: The Wellington;
Multifamily Development: The Maxwell;
Office Redevelopment: Silverline Center;
Retail Acquisition: Spring Valley Retail Center.

Also excluded from same-store properties in Q3 2015 and Q3 2014 are:

Sold Property:
Multifamily: Country Club Towers.

Washington Real Estate Investment Trust

WASHINGTON REAL ESTATE INVESTMENT TRUST
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
OPERATING RESULTS	2015	2014	2015	2014
Revenue
Real estate rental revenue	$78,243	$73,413	$227,325	$214,278
Expenses
Real estate expenses	28,109	25,914	84,546	77,784
Depreciation and amortization	29,349	24,354	80,127	71,508
Acquisition costs	929	69	1,937	5,047
General and administrative	4,953	4,523	15,339	13,780
Real estate impairment	—	—	5,909	—
	63,340	54,860	187,858	168,119
Other operating income
Gain on sale of real estate	—	—	31,731	570
Real estate operating income	14,903	18,553	71,198	46,729
Other income (expense):
Interest expense	(14,486)	(15,087)	(44,534)	(44,602)
Loss on extinguishment of debt	—	—	(119)	—
Other income	163	192	547	634
	(14,323)	(14,895)	(44,106)	(43,968)

Income from continuing operations	580	3,658	27,092	2,761

Discontinued operations:
Income from operations of properties sold or held for sale	—	—	—	546
Gain on sale of real estate	—	—	—	105,985
Income from discontinued operations	—	—	—	106,531
Net income	580	3,658	27,092	109,292
Less: Net loss attributable to noncontrolling interests in subsidiaries	67	10	515	17
Net income attributable to the controlling interests	$647	$3,668	$27,607	$109,309

Income from continuing operations	580	3,658	27,092	2,761
Continuing operations real estate depreciation and amortization	29,349	24,354	80,127	71,508
Gain on sale of depreciable real estate	—	—	(30,277)	(570)
Funds from continuing operations(1)	$29,929	$28,012	$76,942	$73,699
Income from operations of properties sold or held for sale	—	—	—	546
Funds from discontinued operations	—	—	—	546
NAREIT funds from operations(1)	$29,929	$28,012	$76,942	$74,245

Non-cash loss on extinguishment of debt	—	—	119	—
Tenant improvements	(5,231)	(7,649)	(12,378)	(22,561)
External and internal leasing commissions capitalized	(1,714)	(1,323)	(4,469)	(4,283)
Recurring capital improvements	(1,326)	(1,720)	(2,752)	(4,218)
Straight-line rents, net	(680)	(658)	(811)	(1,734)
Non-cash fair value interest expense	38	32	109	257
Non real estate depreciation & amortization of debt costs	938	994	2,999	2,770
Amortization of lease intangibles, net	913	704	2,651	1,620
Amortization and expensing of restricted share and unit compensation	863	1,307	3,884	3,777
Funds available for distribution(4)	$23,730	$19,699	$66,294	$49,873

Washington Real Estate Investment Trust

		Three Months Ended September 30,		Nine Months Ended September 30,
Per share data:		2015	2014	2015	2014
Income from continuing operations	(Basic)	$0.01	$0.05	$0.40	$0.04
	(Diluted)	$0.01	$0.05	$0.40	$0.04
Net income	(Basic)	$0.01	$0.05	$0.40	$1.63
	(Diluted)	$0.01	$0.05	$0.40	$1.63
Funds from continuing operations	(Basic)	$0.44	$0.42	$1.13	$1.11
	(Diluted)	$0.44	$0.42	$1.12	$1.11
NAREIT funds from operations	(Basic)	$0.44	$0.42	$1.13	$1.11
	(Diluted)	$0.44	$0.42	$1.12	$1.11

Dividends paid		$0.30	$0.30	$0.90	$0.90

Weighted average shares outstanding		68,186	66,738	68,168	66,725
Fully diluted weighted average shares outstanding		68,305	66,790	68,290	66,760
Fully diluted weighted average shares outstanding (for FFO)		68,305	66,790	68,290	66,760

Washington Real Estate Investment Trust

WASHINGTON REAL ESTATE INVESTMENT TRUST
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	September 30, 2015
	(unaudited)	December 31, 2014
Assets
Land	$572,880	$543,546
Income producing property	2,074,425	1,927,407
	2,647,305	2,470,953
Accumulated depreciation and amortization	(677,480)	(640,434)
Net income producing property	1,969,825	1,830,519
Properties under development or held for future development	35,256	76,235
Total real estate held for investment, net	2,005,081	1,906,754
Investment in real estate held for sale, net	5,010	—
Cash and cash equivalents	21,012	15,827
Restricted cash	12,544	10,299
Rents and other receivables, net of allowance for doubtful accounts of $2,945 and $3,392, respectively	62,306	59,745
Prepaid expenses and other assets	122,629	121,082
Other assets related to properties sold or held for sale	278	—
Total assets	$2,228,860	$2,113,707

Liabilities
Notes payable	$747,540	$747,208
Mortgage notes payable	419,293	418,525
Lines of credit	195,000	50,000
Accounts payable and other liabilities	54,131	54,318
Advance rents	10,766	12,528
Tenant security deposits	9,225	8,899
Liabilities related to properties sold or held for sale	329	—
Total liabilities	1,436,284	1,291,478

Equity
Shareholders' equity
Preferred shares; $0.01 par value; 10,000 shares authorized; no shares issued and outstanding	—	—
Shares of beneficial interest, $0.01 par value; 100,000 shares authorized; 68,180 and 67,819 shares issued and outstanding, respectively	682	678
Additional paid-in capital	1,192,202	1,184,395
Distributions in excess of net income	(399,421)	(365,518)
Accumulated other comprehensive income (loss)	(2,288)	—
Total shareholders' equity	791,175	819,555

Noncontrolling interests in subsidiaries	1,401	2,674
Total equity	792,576	822,229

Total liabilities and equity	$2,228,860	$2,113,707

Washington Real Estate Investment Trust

The following tables contain reconciliations of net income to same-store net operating income for the periods presented (in thousands):

Three months ended September 30, 2015	Multifamily	Office	Retail	Total
Same-store net operating income(3)	$8,770	$25,688	$11,336	$45,794
Add: Net operating income from non-same-store properties(3)	2,325	1,316	699	4,340
Total net operating income(2)	$11,095	$27,004	$12,035	$50,134
Add/(deduct):
Other income				163
Acquisition costs				(929)
Interest expense				(14,486)
Depreciation and amortization				(29,349)
General and administrative expenses				(4,953)
Net income				580
Less: Net loss attributable to noncontrolling interests in subsidiaries				67
Net income attributable to the controlling interests				$647

Three months ended September 30, 2014	Multifamily	Office	Retail	Total
Same-store net operating income(3)	$8,886	$25,731	$11,621	$46,238
Add: Net operating income from non-same-store properties(3)	430	831	—	1,261
Total net operating income(2)	$9,316	$26,562	$11,621	$47,499
Add/(deduct):
Other income				192
Acquisition costs				(69)
Interest expense				(15,087)
Depreciation and amortization				(24,354)
General and administrative expenses				(4,523)
Net income				3,658
Less: Net loss attributable to noncontrolling interests in subsidiaries				10
Net income attributable to the controlling interests				$3,668

Washington Real Estate Investment Trust

The following tables contain reconciliations of net income to same-store net operating income for the periods presented (in thousands):

Nine Months Ended September 30, 2015	Multifamily	Office	Retail	Total
Same-store net operating income(3)	$23,472	$69,527	$33,526	$126,525
Add: Net operating income from non-same-store properties(3)	5,033	9,131	2,090	16,254
Total net operating income(2)	$28,505	$78,658	$35,616	$142,779
Add/(deduct):
Other income				547
Acquisition costs				(1,937)
Interest expense				(44,534)
Depreciation and amortization				(80,127)
General and administrative expenses				(15,339)
Loss on extinguishment of debt				(119)
Gain on sale of real estate				31,731
Real estate impairment				(5,909)
Net income				27,092
Less: Net loss attributable to noncontrolling interests in subsidiaries				515
Net income attributable to the controlling interests				$27,607

Nine Months Ended September 30, 2014	Multifamily	Office	Retail	Total
Same-store net operating income(3)	$23,405	$68,714	$33,511	$125,630
Add: Net operating income from non-same-store properties(3)	3,563	7,275	26	10,864
Total net operating income(2)	$26,968	$75,989	$33,537	$136,494
Add/(deduct):
Other income				634
Acquisition costs				(5,047)
Interest expense				(44,602)
Depreciation and amortization				(71,508)
General and administrative expenses				(13,780)
Gain on sale of real estate				570
Discontinued operations:
Income from operations of properties sold or held for sale				546
Gain on sale of real estate classified as discontinued operations				105,985
Net income				109,292
Less: Net loss attributable to noncontrolling interests in subsidiaries				17
Net income attributable to the controlling interests				$109,309

Washington Real Estate Investment Trust

The following table contains a reconciliation of net income attributable to the controlling interests to core funds from operations for the periods presented (in thousands, except per share data):
		Three Months Ended September 30,		Nine Months Ended September 30,
		2015	2014	2015	2014
Net income		$580	$3,658	$27,092	$109,292
Add/(deduct):
Real estate depreciation and amortization		29,349	24,354	80,127	71,508
Gain on sale of depreciable real estate		—	—	(30,277)	(570)
Discontinued operations:
Gain on sale of real estate		—	—	—	(105,985)
NAREIT funds from operations(1)		29,929	28,012	76,942	74,245
Add/(deduct):
Real estate impairment		—	—	5,909	—
Acquisition and structuring expenses		1,034	69	2,532	5,047
Loss (gain) on sale of non-depreciable real estate		50	—	(1,404)	—
Loss on extinguishment of debt		—	—	119	—
Severance expense		—	394	1,001	1,018
Relocation expense		—	—	90	—
Core funds from operations(1)		$31,013	$28,475	$85,189	$80,310

		Three Months Ended September 30,		Nine Months Ended September 30,
Per share data:		2015	2014	2015	2014
NAREIT FFO	(Basic)	$0.44	$0.42	$1.13	$1.11
	(Diluted)	$0.44	$0.42	$1.12	$1.11
Core FFO	(Basic)	$0.45	$0.43	$1.25	$1.20
	(Diluted)	$0.45	$0.43	$1.24	$1.20

Weighted average shares outstanding		68,186	66,738	68,168	66,725
Fully diluted weighted average shares outstanding (for FFO)		68,305	66,790	68,290	66,760